Exhibit 3.23

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

TitleMax of South Carolina, Inc.

1.	The name of the proposed corporation is TitleMax of South Carolina, Inc.

2.	The initial registered office of the corporation is (street & number, city, county, and zip code) and the initial registered agent as such address is Cathy Hughes, 2535 Boundary Street, Suite C, Beaufort, Beaufort County, SC 29906

3.	The corporation is authorized to issue shares of stock as follows: Complete a or b, whichever is applicable:

a.	☒ If the corporation is authorized to issue a single class of shares, the total number of shares authorized is 1000 shares.

b.	☐ The corporation is authorized to issue more than one class of shares:

Class of Shares	Authorized No. of Each Class

The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

4.	The existence of the corporation shall begin when these articles are filed with the Secretary of State unless a delayed date is indicated [See §33-1-230(b)]:

5.	The optional provisions which the corporation elects to include in the articles of incorporation are as follows: (See §33-2-102 and the applicable comments thereto; and 35-2-105 and 35-2-221 of the 1976 South Carolina Code):

6.	The name and address of each incorporator is as follows (only one is required):

Name	Address	Signature
Roy D. Tritt	119 Davis Road, Suite 1-F	/s/ Roy D. Tritt
Martinez, GA 30907

7.	I, RICHARD E. MILEY, an attorney licensed to practice in the State of South Carolina, certify that the corporation, to whose articles of incorporation this certificate is attached,, has complied with the requirements of Chapter 2, Title 33 of the 1976 South Carolina Code relating to the articles of incorporation.

Date: November 21, 2001

/s/ RICHARD E. MILEY
RICHARD E. MILEY
S.C. Bar No. 003973
Post Office Box 6352
North Augusta, SC 29861
(803) 279-9516